UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

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The South Financial Group, Inc.

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102 South Main Street

Greenville, SC 29601

864.241.1557

THE SOUTH FINANCIAL GROUP AGREES TO Merger with

TD Bank Financial Group

GREENVILLE, SC – May 17, 2010 – The South Financial Group, Inc. (NASDAQ: TSFG) today announced that it has entered into a definitive agreement with TD Bank Financial Group (TSX and NYSE:TD) providing for the merger of TSFG and a wholly-owned subsidiary of TD.

Under the agreement, TD will acquire all outstanding shares of common stock of TSFG.  Upon completion of the transaction, TD will acquire all of TSFG and all of its businesses and obligations, including all deposits of Carolina First Bank (which also operates as Mercantile Bank in Florida).

In light of the pending transaction with TD, TSFG is postponing its annual meeting of shareholders that was scheduled to be held on Tuesday, May 18, 2010.

“Our board and management have conducted a broad and extensive process over the last six months to seek the best outcome for our shareholders, as well as for our customers, employees and the communities which we serve,” said H. Lynn Harton, President and CEO of The South Financial Group.  “TD is a strongly-capitalized financial institution with a prudent approach to risk management.  It is committed to maintaining TSFG’s tradition of customer service and community involvement.  TD’s Aaa-rated financial strength will help the combined company position itself for future success and long-term growth.”

Harton continued, “With this merger, we will also become part of an organization with a passion for delivering legendary customer experiences and a commitment to building strong relationships with their customers.  Our Carolina First and Mercantile operations will become an integral part of TD’s expansion in building out the ‘Maine to Florida’ franchise in the United States.  This is a strong combination and will bring stability to our customers and employees.”

The addition of TSFG marks TD Bank’s entry into the Carolinas and bolsters its Florida franchise.  The franchises fit together very well, further filling out TD’s U.S. footprint.

“TSFG offers us a strong platform for expansion in the U.S. Southeast, further expands our presence in Florida and demonstrates our continued commitment to growing our business,” said Bharat Masrani, President and CEO, TD Bank, America’s Most Convenient Bank.  “We believe that we can add significant upside by applying our retail expertise and WOW! culture to this established regional bank. The transaction builds on our organic growth capability and the momentum of our recent acquisitions in the deposit-rich Florida market. It also gives us a strong position in North and South Carolina, where Carolina First is a leading community bank with a solid base for market share growth and asset generation.”

Lynn Harton will continue to be based in Greenville, SC and will join TD Bank’s management team, reporting to Mr. Masrani, upon the conclusion of the transaction.

DESCRIPTION OF THE TRANSACTION

Under terms of the agreement, which has been approved unanimously by the boards of both companies, TSFG’s common shareholders will receive, at each shareholder’s election, $0.28 in cash or 0.004 shares of TD common stock per TSFG common share for a total of approximately $61 million in cash or TD common stock (based on TD’s closing stock price on May 14, 2010).  In addition, immediately prior to completion of the merger, the United States Department of the Treasury will sell to TD its $347 million of TSFG preferred stock and the associated warrant acquired under the Treasury’s Capital Purchase Program and discharge all accrued but unpaid dividends on that stock for total cash consideration of approximately $130.6 million.  Completion of the merger requires, among other things, the approval of TSFG shareholders and customary regulatory approvals.  The transaction is expected to close in TD’s third fiscal quarter of 2010.

In connection with the agreement, TD and TSFG entered into a share purchase agreement under which TSFG is issuing to TD preferred stock that votes as a single class with TSFG’s common stock representing 39.9 percent of TSFG’s total voting power after the issuance.  TSFG intends to issue the preferred stock described above in reliance on the shareholder approval exception set forth in NASDAQ Rule 5635(f), and TSFG’s audit committee has approved reliance on this exception.

ADVISORS

Morgan Stanley is serving as financial advisor, and Wachtell, Lipton, Rosen & Katz is serving as legal advisor to TSFG in this transaction.  BofA Merrill Lynch and Goldman Sachs are serving as joint financial advisors, and Simpson Thacher & Bartlett LLP is serving as legal advisor to TD Bank Financial Group and TD Bank in this transaction.

General Information

About TD Bank Financial Group

The Toronto-Dominion Bank and its subsidiaries are collectively known as TD Bank Financial Group (TDBFG). TDBFG is the sixth largest bank in North America by branches and serves more than 18 million customers in four key businesses operating in a number of locations in key financial centres around the globe: Canadian Personal and Commercial Banking, including TD Canada Trust and TD Insurance; Wealth Management, including TD Waterhouse and an investment in TD Ameritrade; U.S. Personal and Commercial Banking, including TD Bank, America's Most Convenient Bank; and Wholesale Banking, including TD Securities. TDBFG also ranks among the world's leading online financial services firms, with more than 6 million online customers. TDBFG had $567 billion in assets on January 31, 2010. The Toronto-Dominion Bank trades under the symbol “TD” on the Toronto and New York Stock Exchanges.

About TD Bank, America’s Most Convenient Bank®

TD Bank, America's Most Convenient Bank, is one of the 15 largest commercial banks in the United States with $152 billion in assets, and provides customers with a full range of financial products and services at more than 1,000 convenient locations from Maine to Florida. TD Bank, N.A., is headquartered in Cherry Hill, N.J., and Portland, Maine. TD Bank is a trade name of TD Bank, N.A. For more information, visit www.tdbank.com.

About The South Financial Group

The South Financial Group is a bank holding company focused on serving small businesses, middle market companies, and retail customers in the Carolinas and Florida. At March 31, 2010, it had approximately $12.4 billion in total assets and 176 branch offices. TSFG operates Carolina First Bank, which conducts banking operations in North Carolina and South Carolina (as Carolina First Bank), and in Florida (as Mercantile Bank). At March 31, 2010, approximately 44% of TSFG’s total customer deposits were in South Carolina, 45% were in Florida, and 11% were in North Carolina. Investor information is available at www.thesouthgroup.com.

FORWARD-LOOKING STATEMENTS

This news release contains forward-looking statements about TSFG and the proposed transaction between the TSFG and TD. There are several factors – many beyond TSFG’s control – that could cause actual results to differ significantly from expectations described in the forward-looking statements. Among these factors are the receipt of necessary regulatory approvals and the approval of TSFG’s shareholders. Forward-looking statements speak only as of the date they are made, and we do not undertake any obligation to update them to reflect changes that occur after that date.  For a discussion of factors that may cause actual results to differ from expectations, refer to TSFG’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2010, and Annual Report on Form 10-K for the year ended December 31, 2009, including information incorporated into TSFG’s 10-K from its 2009 annual report, filed with the Securities and Exchange Commission (SEC) and available on the SEC’s website at www.sec.gov.

MORE INFORMATION ABOUT THE MERGER AND WHERE TO FIND IT

The proposed merger will be submitted to TSFG shareholders for their consideration. TD will file with the Securities and Exchange Commission (“SEC”) a registration statement on Form F-4 that will include a proxy statement of TSFG that also constitutes a prospectus of TD.  TSFG will mail the proxy statement-prospectus to its shareholders.  You may obtain copies of all documents filed with the SEC regarding the proposed merger, free of charge, at the SEC’s website (www.sec.gov). You may also obtain free copies of these documents by contacting TSFG, as follows:  Investor Relations, Attn: Brian Wildrick, 104 South Main Street, Poinsett Plaza - 6th Floor, Greenville, SC  29601.

TSFG shareholders and other investors are urged to read the final proxy statement-prospectus when it becomes available because it will describe the proposed merger and contain other important information.

The South Financial Group, Inc., The Toronto-Dominion Bank, their respective directors and executive officers and other persons may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction.  Information about TSFG’s directors and executive officers and their ownership of TSFG common stock is contained in the definitive proxy statement for TSFG’s 2009 annual meeting of shareholders, as filed by TSFG with the SEC on Schedule 14A on April 7, 2010.  Information regarding The Toronto-Dominion Bank’s directors and executive officers is available in its Annual Report on Form 40-F for the year ended October 31, 2009, which was filed with the Securities and Exchange Commission on December 3, 2009 and its notice of annual meeting and proxy circular for its most recent annual meeting, which was filed with the Securities and Exchange Commission on February 25, 2010. The proxy statement-prospectus for the proposed merger will provide more information about participants in the solicitation of proxies from TSFG shareholders.

CONTACT

James R. Gordon, Senior EVP & Chief Financial Officer (864) 552-9050

Roy D. Jones, EVP – Director of Finance and Investor Relations (864) 241-1557